Exhibit 99.1

XOMA Royalty Acquires Pulmokine for $20 Million Adding the Royalty and Milestone Interest in Seralutinib, a Phase 3 Asset, to Its Portfolio

Seralutinib becomes XOMA Royalty’s seventh Phase 3 royalty asset, further building the late-stage pipeline beyond its six current commercial royalty assets

Seralutinib is being developed and co-commercialized by Gossamer Bio, Inc., and Chiesi Farmaceutici S.p.A; a Phase 3 study for pulmonary arterial hypertension is ongoing and is expected to read out in the fourth quarter of 20251

XOMA Royalty has the potential to net up to $25 million in milestone payments and earn a low to mid-single digit royalty

EMERYVILLE, Calif., December 2, 2024 (GLOBE NEWSWIRE) – XOMA Royalty Corporation (NASDAQ: XOMA) announced today it now owns an economic interest in seralutinib, a Phase 3 asset being studied in pulmonary arterial hypertension (PAH), through its acquisition of Pulmokine Inc., a privately held company. In 2017, Pulmokine licensed seralutinib to Gossamer Bio, Inc., and in 2024, Gossamer Bio signed a global collaboration and license agreement with Chiesi Farmaceutici S.p.A.

“We acquired Pulmokine to add seralutinib, a Phase 3 asset with strong mechanistic rationale in PAH, to our growing royalty and milestone portfolio while creating a favorable outcome for Pulmokine’s founders and stockholders. In addition, we believe seralutinib has the potential to address several cardio-respiratory conditions beyond PAH in the future,” stated Brad Sitko, Chief Investment Officer of XOMA Royalty. “This transaction marks the second whole-company acquisition we have completed in 2024. We continue to offer creative royalty capital solutions to access assets with the potential to deliver attractive returns to XOMA Royalty’s diverse portfolio.”

Terms

XOMA Royalty acquired all outstanding shares of Pulmokine for a $20 million cash payment at closing. In addition, XOMA Royalty will pay success-based consideration contingent on future development and commercial events to Pulmokine stockholders. XOMA Royalty’s net royalties will range from the low to mid-single digits on commercial sales; additionally, the Company will retain up to $25 million of the milestone payments.

[1]	https://ir.gossamerbio.com/news-releases/news-release-details/gossamer-bio-announces-third-quarter-2024-financial-results-and

Advisors

XOMA Royalty was represented by Gibson, Dunn & Crutcher LLP.

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about XOMA Royalty and its portfolio, please visit www.xoma.com or follow the Company on LinkedIn.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements, including statements regarding the potential indications for and therapeutic benefits of seralutinib and its potential to generate financial returns. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA Royalty’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, and our third-party licensees will not be able to market them. Other potential risks to XOMA Royalty meeting these expectations are described in more detail in XOMA Royalty’s most recent filing on Form 10-Q and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA Royalty’s prospects. Any forward-looking statement in this press release represents XOMA Royalty’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA Royalty disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, the commercial assets in XOMA Royalty’s milestone and royalty portfolio are VABYSMO® (faricimab-svoa), OJEMDA™ (tovorafenib), MIPLYFFA™ (arimoclomol), XACIATO™ (clindamycin phosphate) vaginal gel 2%, IXINITY® coagulation factor IX (recombinant), and DSUVIA® (sufentanil sublingual tablet). All other assets in the milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

XOMA Royalty Investor Contact	XOMA Royalty Media Contact

Juliane Snowden	Kathy Vincent
XOMA Royalty Corporation	KV Consulting & Management
+1 646-438-9754	+1 310-403-8951
juliane.snowden@xoma.com	kathy@kathyvincent.com

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